QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

THE TITAN CORPORATION
ANNOUNCES OFFERING OF SENIOR SUBORDINATED NOTES

SAN DIEGO, Calif., April 30, 2003—The Titan Corporation (NYSE: TTN) announced today that it intends to offer $200 million of senior subordinated notes for sale in a private placement. The offering will be made pursuant to exemptions from registration under the Securities Act of 1933, as amended (the "Securities Act"). Titan intends to use the net proceeds of this offering, together with proceeds from an additional $50 million in borrowings under its existing senior credit facility plus additional cash on hand, to redeem in their entirety its 5 3/4% HIGH TIDES convertible preferred securities. This offering is conditioned upon the effectiveness of an amendment to Titan's existing senior credit facility to permit the offering and Titan's borrowing of the additional $50 million under the senior credit facility. It is expected that the senior subordinated notes will be due in 2011.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made within the United States only to qualified institutional buyers or outside the United States only to non-U.S. investors in accordance with Regulation S under the Securities Act. The senior subordinated notes being offered have not been registered under the United States or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

The statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve a number of risks and uncertainties. For example, Titan may not be successful in issuing the senior subordinated notes due to market conditions or otherwise.

QuickLinks

  Exhibit 99.1
THE TITAN CORPORATION ANNOUNCES OFFERING OF SENIOR SUBORDINATED NOTES